Exhibit 10(d)

November 1, 2003

Mr. Douglas R. Sterbenz

7519 SW Falcon

Topeka, KS 66610-1536

Dear Doug:

This letter sets forth the terms of the employment agreement between you and Westar Energy, Inc. (the “Company”).

1. Terms of Employment and Duties. The Company agrees to employ you as its Senior Vice President, Generation and Marketing for a period (the “Term”) of four years from April 10, 2003 (the “Start Date”), unless your employment is sooner terminated by you or the Company. You will devote your full business time and attention to your duties as Senior Vice President, Generation and Marketing. You will report directly to the Chief Executive Officer or another executive officer determined by the Chief Executive Officer and will comply with all reasonable instructions of the Chief Executive Officer or other executive officer to whom you report.

2. Base Salary and Benefits. During the Term, the Company will provide you the following salary and benefits: (a) an annual base salary of $275,000; (b) on May 12, 2003, an award of 125,000 restricted share units and associated dividend equivalents which will vest in one-fourth annual increments on the first four anniversaries of the Start Date if you are employed by the Company on each such date; (c) participation in all of the Company’s employee benefit plans and programs from time to time in effect for the benefit of senior executives, provided you will not be eligible to receive any additional cash compensation or stock compensation in any form (other than stock based compensation related to your participation in the Company’s Employee Stock Purchase Plan); and (d) reimbursement of all reasonable expenses incurred in the conduct of the Company’s business, provided you properly account for expenses in accordance with the Company’s policies.

3. Payments Upon Termination. (a) If your employment terminates pursuant to a Qualifying Termination (as defined below), then the Company shall provide to you: (1) within 30 days following the date of termination, a lump-sum cash amount equal to the sum of your base salary through the date of termination, your base salary for the remainder of the Term and any accrued vacation pay, in each case to the extent not theretofore paid; (2) each restricted share unit (and related dividend equivalent) provided for in this letter which has not vested prior to the Qualifying Termination will become fully vested on the date of termination; and (3) continuation for you (and your dependents, if applicable) of the same level of medical and dental benefits for the remainder of the Term upon substantially the same terms and conditions (including contributions required by you for such benefits) provided at the beginning of the Term; provided, that, if you cannot continue to participate in the Company plans providing such benefits or the Company shall modify or terminate any such plans, the Company will otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(b) If your employment terminates under any circumstances not qualifying as a Qualifying Termination, including but not limited to death, disability or retirement, then the Company will provide to you, within ten days following the date of termination, a lump-sum cash amount equal to the sum of your base salary through the date of termination and any accrued vacation pay, in each case to the extent not theretofore paid. This letter does not modify any benefits available to you under any of the Company’s plans or policies applicable to all employees if your employment terminates under any circumstances not qualifying as a Qualifying Termination, including but not limited to death, disability or retirement.

(c) The term “Qualifying Termination” means a termination of your employment prior to the end of the Term (1) by the Company other than for Cause (as defined below), (2) by you for Good Reason (as defined below), (3) or by you during the 90 day period after a Change in Control (as defined in the Company’s 1996 Long Term

Mr. Douglas R. Sterbenz

November 1, 2003

Incentive and Share Award Plan, as amended). Termination of your employment on account of death, disability or retirement will not be treated as a Qualifying Termination. The term “Cause” means your conviction of a felony or crime involving moral turpitude, your commission of a willful act of fraud or dishonesty with respect to the Company, your willful and repeated failure to perform substantially your material duties with the Company, your engaging in significant activity that is materially harmful to the reputation of the Company, or your breach of your fiduciary responsibilities to the Company or its shareholders. The term “Good Reason” means any change in your duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with your current status as an officer of the Company (including any adverse diminution of such duties or responsibilities), a reduction by the Company in your base salary, any requirement of the Company that you be required to relocate outside the Company’s retail electric service area in Kansas, or the taking of any action by the Company which would materially and adversely affect your participation in or reduce your benefits under any employee benefit plan or welfare benefit plan.

4. Indemnity. The Company will indemnify you against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) to which you are, were or at any time become a party, or are threatened to be made a party, by reason of the fact that you are, were or at any time become a director, officer, employee or agent of Company, or are, or were serving, or at any time serve at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or otherwise to the fullest extent as may be provided to you by the Company under the nonexclusivity provisions of Article XVIII of the Restated Articles of Incorporation and Kansas law.

5. Executive Stock Sales. During the period of your employment under this letter, except to pay taxes due under applicable federal, state, local or other law as a result of the vesting of restricted share units granted by the Company to you, you will not sell any shares of the Company’s common stock or preferred stock owned by you without the prior approval of the Chief Executive Officer, which approval shall not be unreasonably withheld.

6. Continuing Covenants. (a)(1) During the Term and for three years following your date of termination, you will not, directly or indirectly, disclose or use any of the Company’s confidential information, other than in the proper performance of the duties contemplated herein or as required by law or by a court of competent jurisdiction or other administrative or legislative body; (2) you agree to return all confidential information to the Company at any time upon request of the Company and upon the termination of your employment for any reason; (3) should you leave the Company for any reason prior to April 10, 2007, you will not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person who is an employee of the Company or any of its subsidiaries or affiliates and whose salary is in excess of $100,000 to discontinue his or her relationship with the Company or any of its subsidiaries or affiliates and accept employment by, or enter into a business relationship with, you or any other person or entity by whom you are employed; and (4) you agree that you will not make any oral or written statements or reveal any information to any person, company or agency concerning the business of the Company which is untrue. The Company agrees that neither it nor any of its subsidiaries and affiliates will make any oral or written statements or reveal any information to any person, company or agency concerning you which is untrue.

(b) Each of the Company and you acknowledges that a breach of the applicable undertakings in subsection (a) would cause irreparable damage to the other party, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach would be inadequate. Each of the Company and you agrees that, if the other party breaches or attempts or threatens to breach any of the applicable undertakings in subsection (a), then the other party will be entitled to injunctive relief without posting bond or other security, in addition to any other remedy or remedies available to the other party at law or in equity.

7. Resolution of Disputes. Any dispute or controversy arising under or in connection with this letter will be settled exclusively by arbitration in Topeka, Kansas by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Except as provided below, the arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this Section based on the arbitrators’

Mr. Douglas R. Sterbenz

November 1, 2003

assessment of the merits of the positions of the parties. If any dispute shall arise involving your right to benefits hereunder, the Company will reimburse you on a current basis for all legal fees and expenses incurred in connection with such dispute regardless of the result thereof, provided that if the arbitrators determine that the Company properly terminated your employment for cause, you will be obligated to repay to the Company any such reimbursement made by the Company.

8. General. This letter is entered into by you and the Company on November 1, 2003, but is effective as of the Start Date. This letter will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The respective obligations and benefits afforded to the Company and you as provided in Sections 3, 4, 6, 7 and 8 will survive the termination of this letter. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF KANSAS WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS LETTER SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS LETTER, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. No provision of this letter may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by you or the Company to insist upon strict compliance with any provision of this letter or to assert any right you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this letter. You will not be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this letter and such amounts shall not be reduced whether or not you obtain other employment.

Please confirm the agreements contained in this letter by signing this letter in the space provided below.

WESTAR ENERGY, INC.

By:	/s/ James S. Haines, Jr.
Name: James S. Haines, Jr.
Title: Chief Executive Officer

/s/ Douglas R. Sterbenz
Douglas R. Sterbenz